EXHIBIT 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES TO ISSUE $500 MILLION OF SENIOR NOTES

New York, NY, July 30, 2012 -- The Estée Lauder Companies Inc. (NYSE: EL) today announced the offering and pricing of $250 million of its 2.350% Senior Notes due 2022 and $250 million of its 3.700% Senior Notes due 2042.

The offering was made pursuant to an effective registration statement filed by The Estée Lauder Companies Inc. with the Securities and Exchange Commission on July 30, 2012. The closing of the offering is expected to occur on or about August 2, 2012.

The Company intends to use approximately $250 million of the net proceeds of the offering to redeem all of its outstanding 7.75% Senior Notes due 2013, and to use the remaining amounts for general corporate purposes, which may include repayment of its outstanding commercial paper as it matures and other indebtedness, acquisitions, working capital, capital expenditures and repurchases of its Class A Common Stock, and to pay transaction fees and expenses related to this offering.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BNP Paribas Securities Corp. and Goldman, Sachs & Co. were joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, by contacting Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, NY 11220, or by telephone at 1-877-858-5407 or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attn: High Grade Syndicate Desk, or by telephone at 1-212-834-4533.

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on July 30, 2012, and this offering is being made by means of a prospectus supplement.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox and Ermenegildo Zegna.